Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Reports 72% Increase in Adjusted EPS on 52%

Growth in Revenue and Raises 2011 Guidance

•	Revenue Increased Organically 44% to $751 Million

•	Adjusted Diluted EPS Increased 72% to $0.31

•	Adjusted EBITDA Increased 53% to $71 Million

•	Electrical Transmission, Canadian Pipeline and Northeastern DirecTV Acquisitions Closed

•	Raising Earnings Guidance Again for 2011

Coral Gables, FL (August 3, 2011) — MasTec, Inc. (NYSE: MTZ) today announced record second quarter revenue, EBITDA and net income and commented on several strategic acquisitions that were closed in the second quarter.

Revenue for the second quarter ended June 30, 2011 was $751 million compared to $495 million for the second quarter of 2010, an increase of 52%. Organic, or non-acquisition, revenue growth was 44% for the second quarter. On a GAAP basis, second quarter fully diluted earnings per share was $0.51 compared to $0.18 for the second quarter of 2010. Included in the second quarter GAAP results was a non-cash, after-tax gain of $17.7 million, or $0.20 per diluted share, from the remeasurement of the Company’s initial 2010 33% equity investment in EC Source, an electrical transmission construction company. Excluding the remeasurement gain, fully diluted earnings per share was $0.31, compared with $0.18 in the prior year quarter, an increase of 72%. Excluding the remeasurement gain, second quarter EBITDA, or earnings before interest, taxes, depreciation and amortization, was $71 million compared to $46 million for the second quarter of 2010, a 53% increase.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “We had another excellent quarter. The vast majority of our 52% increase in second quarter revenue was organic and came from a broad range of services. Every one of our markets had double-digit growth, with the exception of renewables, which was down. The bidding environment remains strong, as evidenced by our growing backlog and we continue to expect 2011 to be another excellent year for MasTec.”

Jose R. Mas continued, “We completed several acquisitions in the second quarter. First, we increased our ownership in EC Source from 33% up to 100%. EC Source provides full scope construction of extra high voltage electrical transmission lines and is MasTec’s entry into the large project transmission space. Second, we entered the Canadian market though our Fabcor acquisition. Fabcor constructs oil and gas pipelines and related facilities. Third, we expanded our DirecTV install-to-the-home services into the Northeast via our Halsted acquisition. And, finally, we bought two smaller companies in the telecommunications wireless and central office markets, CamCom and Optima. We are excited about what these organizations bring to MasTec and about the markets that they serve.”

C. Robert Campbell, MasTec’s Executive Vice President and CFO, added, “The 52% growth in revenue and the 53% growth in adjusted EBITDA, excluding the remeasurement gain, reflects the strength in our end markets and the benefit of our diversified business model. Adjusted EBITDA margin was up slightly for the second quarter compared to last year, but frankly we expected to do better. Revenue was significantly higher than expected and we experienced added costs to meet the accelerated growth. The growth caused an upward spike in accounts receivable and inventory balances that should subside over the second half of the year resulting in stronger second half cash flows.”

Today, the Company is raising guidance again and now expects 2011 revenue of approximately $2.875 billion compared to $2.31 billion for 2010, a 24% increase. 2011 adjusted EBITDA is expected to be approximately $290 million compared to $241 million a year ago, a 20% increase. MasTec expects 2011 adjusted fully diluted earnings per share of approximately $1.27, compared to $1.05 for 2010, a 21 % increase. Full year guidance does not include the positive impact of the remeasurement gain.

For the third quarter of 2011, the Company expects revenue of approximately $775 million, EBITDA of $82 million and fully diluted earnings per share of $0.36, representing a 23% increase in revenue, a 13% increase in EBITDA and a 3% increase in fully diluted earnings per share, compared to the third quarter of 2010.

Management will hold a conference call to discuss these results on Thursday, August 4, 2011 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 457-2601 and the replay number is (719) 457-0820, with a pass code of 6584673. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

Summary financial statements for the quarters are as follows:

Condensed Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Three Months Ended June 30,
	2011	2010
Revenue	$750,942	$495,113
Costs of revenue, excluding depreciation and amortization	643,181	417,341

Gross profit	107,761	77,772
Depreciation and amortization	18,585	14,212
General and administrative expenses	37,560	30,983
Interest expense, net	8,254	7,269
Other (income) expense, net	(29,565)	588

Income before provision for income taxes	72,927	24,720
Provision for income taxes	(28,442)	(10,159)

Net income	44,485	14,561
Net loss attributable to non-controlling interests	(9)	(40)

Net income attributable to MasTec	$44,494	$14,601

Earnings per share – basic and diluted

Basic net income per share attributable to MasTec	$0.54	$0.19

Basic weighted average common shares outstanding	82,753	76,073

Diluted net income per share attributable to MasTec	$0.51	$0.18

Diluted weighted average common shares outstanding	87,634	90,641

Condensed Unaudited Consolidated Balance Sheets (In thousands)
	June 30, 2011	December 31, 2010
Assets
Current assets	$788,540	$721,674
Property and equipment, net	240,636	180,786
Goodwill and other intangibles, net	921,050	691,559
Securities available for sale Investments in unconsolidated subsidiaries	14,436 1,772	18,997 11,972
Other assets	29,885	30,840

Total assets	$1,996,319	$1,655,828

Liabilities and Shareholders’ Equity
Current liabilities	$553,198	$486,544
Acquisition-related contingent consideration	67,985	34,695
Other liabilities	24,231	24,789
Deferred tax liabilities, net	111,190	62,487
Long-term debt, less current portion	400,015	394,151
Shareholders’ equity	839,700	653,162

Total liabilities and shareholders’ equity	$1,996,319	$1,655,828

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	For the Six Months Ended June 30,
	2011	2010
Net cash provided by operating activities	$5,394	$28,261
Net cash used in investing activities	(102,806)	(31,170)
Net cash used in financing activities	(1,771)	(16,624)

Net decrease in cash and cash equivalents	(99,183)	(19,533)
Net effect of currency translation on cash	35	44
Cash and cash equivalents - beginning of period	177,604	88,521

Cash and cash equivalents - end of period	$78,456	$69,032

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages and per share amounts)

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
Adjusted EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net income	$44.5	5.9%	$14.6	2.9%
Gain from remeasurement of equity interest in acquiree	(29.0)	(3.9)%	—	0.0%
Interest expense, net	8.3	1.1%	7.3	1.5%
Provision for income taxes	28.4	3.8%	10.2	2.1%
Depreciation and amortization	18.6	2.5%	14.2	2.9%

Earnings before gain from remeasurement of equity interest in acquiree, interest, taxes, depreciation and amortization (Adjusted EBITDA) and margin	$70.7	9.4%	$46.2	9.3%

	Guidance for Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net income	$32.0	4.1%	$30.0	4.7%
Interest expense, net	9.0	1.2%	7.3	1.1%
Provision for income taxes	21.0	2.7%	20.7	3.3%
Depreciation and amortization	20.0	2.6%	14.8	2.3%

Earnings before interest, taxes, depreciation and amortization (EBITDA) and margin	$82.0	10.6%	$72.8	11.5%

	Years Ended
Adjusted EBITDA Reconciliation	2011E	2010
GAAP Net Income	$129	$90
Gain from remeasurement of equity interest in acquiree	(29)	—
Income taxes on remeasurement gain	11	—
Interest expense, net	34	29
Provision for income taxes	71	64
Amortization	15	13
Depreciation	59	45

Earnings before gain from remeasurement of equity interest in acquiree, interest, taxes, depreciation and amortization (Adjusted EBITDA) and margin	$290	$241

Adjusted Diluted Earnings per Share Reconciliation	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
GAAP diluted earnings per share	$0.51	$0.18
Gain from remeasurement of equity interest in acquiree	(0.20)	—

Adjusted diluted earnings per share	$0.31	$0.18

Adjusted Diluted Earnings per Share Reconciliation	Guidance for Year Ended 2011E	Year Ended 2010
GAAP diluted earnings per share	$1.47	$1.05
Gain from remeasurement of equity interest in acquiree	(0.20)	—

Adjusted diluted earnings per share	$1.27	$1.05

Tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s activities include the building, installation, maintenance and upgrade of energy, communication and utility infrastructure, including but not limited to: electrical utility transmission and distribution, wind farms, solar farms, other renewable energy, natural gas and petroleum pipeline infrastructure, wireless, wireline, satellite communication, industrial infrastructure and water and sewer systems. MasTec’s customers are in the following industries: utilities (including wind farms, solar farms and other renewable energy, natural gas gathering systems and pipeline infrastructure), communications (including wired and wireless telephony and satellite television) and government (including water, sewer and other utility and communications work on military bases). The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.